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                                                                   EXHIBIT 10.25

December 20, 2002

Mr. Neal E. Minahan

                            Re: Transition Agreement

Dear Neal:

        Please accept this letter confirming the understandings we have reached with respect to your continued employment with Raytheon Company, your resignation as an officer and/or director of the companies listed in Attachment A hereto, and your transition to retirement.

        1. Separation Date: Your separation from Raytheon will be effective March 31, 2003 unless otherwise accelerated by mutual agreement.

        2. Separation Compensation: You will receive salary continuance payments at your current base salary for a maximum of twenty-four (24) months. You will also be entitled to receive a maximum of two (2) year's targeted Results Based Incentive Bonus ("RBI") to be paid at 100% of the 2002 target in March 2004 and 2005.

        3. Personal Time Off ("PTO"): You will be paid your unused accrued PTO within 20 days of your last day worked.

        4. Retirement: You are eligible for pension benefits pursuant to the Raytheon Company Pension Plan for Salaried Employees (the "Plan"). You will be eligible for unreduced retirement benefit under the Plan when you reach age 60.

        5. Fringe Benefits: You may continue, on an active employee basis, in Company-sponsored medical, dental, vision care, HCRA, Executive Life Insurance, excess liability, executive physical and Executive Registry programs for two (2) years from the separation date.

        6. Executive Perquisites: The financial and estate planning services provided in accordance with the Raytheon Executive Perquisite Program shall continue through the end of the salary continuance period. In addition, you will continue to receive the Company-provided automobile through the term of the salary continuance period.

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        7.      Stock Options: For those stock options which are vested as of your last day worked, you may exercise such options pursuant to the terms of the 1995 Stock Option Plan as a retired employee. Options that would have vested in May of 2003 will have their vesting accelerated to your last day worked and may be exercisable in accordance with the plan as if you retired more than one year from the date of grant.

        8. Restricted Stock: Restricted Stock that would have had restrictions lapse on June 27, 2003 will have their lapsing accelerated to your last day worked.

        9. General Release: You will execute the General Release attached hereto.

        10. Litigation Cooperation: You agree that, in the event that Raytheon Company becomes a party in any legal or administrative proceeding or asserted claim relating to events which occurred during your employment, you will cooperate to the fullest extent reasonably possible in the preparation and presentation by Raytheon Company in the prosecution or defense, including without limitation the execution of affidavits or other documents providing information requested by Raytheon Company. In the event that such litigation cooperation would be expected to require an appreciable period of time, which would result in any out-of-pocket cost or lost economic opportunity on your part, the Company agrees to discuss at that time an appropriate fee to offset such costs.

        11. Ethics Compliance: You hereby represent and warrant that, to the best of your knowledge, you have complied in full with all Raytheon Company policies related to ethics, and have disclosed to Raytheon Company all matters which were required to be disclosed by said policies. In particular, you represent and warrant that, to the best of your knowledge except as so disclosed by you, you have no information which you believe could be the basis for any charge of a violation of law by Raytheon Company or persons associated with Raytheon Company, including but not limited to violations of the False Claims Act or any federal or state environmental statute.

        12. Security Clearance: In the course of your employment at Raytheon Company, you may have come into possession of or exposure to matters due to your security clearance. Raytheon Company reminds you that disclosure of any information which came to you as a result of your security clearance, including work product, company plans and other matters, shall not be discussed or revealed in any way, except if required to do so pursuant to a proceeding instituted by an appropriate government agency or at the request of an authorized company agent.

        13. Confidential and Proprietary Information: You agree to keep all confidential and proprietary information of the Company, its subsidiaries and affiliated

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companies, including joint venture partners, strictly confidential except to the extent disclosure is required by law or court order, except to the extent that such confidential and proprietary information has become public through no fault of your own.

        14. Confidentiality of This Agreement: You and Raytheon Company mutually agree to keep the terms and conditions of this Agreement confidential and will not disclose the terms hereof to anyone, except to immediate family members, tax accountants, lawyers, financial advisors, the Internal Revenue Service or any other taxing authority, and the Division of Employment and Training in connection with any application you may make for unemployment compensation benefits, and/or others who have a reasonable need to know the terms hereof.

        15. Insider Information: In the course of your responsibilities you may constitute an "insider" for securities law purposes. We would like to remind you that any financial plan, program, estimate or matter not readily available to the general public shall be kept in strictest confidence and may not be disclosed or discussed.

        16. Non-Disparagement Agreement: You and Raytheon Company mutually agree not to disparage one another. Raytheon Company, its officers, directors and employees, and you shall have the right to make truthful responses to any charges, accusations or allegations, and no such response shall be considered a breach of this non-disparagement agreement.

        17. Arbitration: Any dispute arising under this Agreement shall be settled exclusively through arbitration. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a city to be determined by mutual agreement. The decision of the arbitration panel shall be final and binding on both parties. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

        You understand that, if you elect to revoke the Release attached hereto within seven (7) days after its execution, this letter Agreement shall be null and void and each party will have all rights and obligations afforded them under the law as if this Letter Agreement had not been signed by the parties and as if the Release had never been signed by you. You agree, in the event of revocation of the Release, to immediately return any consideration received in support of said Release.

        This Agreement sets forth the entire agreement and understandings of the parties and supersedes all previous discussions, commitments or agreements.

        If you have any questions about this Agreement, please contact me.

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                                        Sincerely,

                                        /s/ Keith J. Peden

                                        Keith J. Peden
                                        Senior Vice President, Human Resources

ACCEPTED:

         /s/ Neal E. Minahan                  Date:
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            Neal E. Minahan

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                                 GENERAL RELEASE

        I agree to accept the benefits and payments set forth in the immediately preceding Letter Agreement as full satisfaction in all respects of any and all obligations of any kind which might otherwise be due me from Raytheon Company. I hereby specifically waive, remise, release and forever discharge Raytheon Company, its affiliates, subsidiaries, directors, officers, employees, agents and successors (hereinafter referred to as "Raytheon") from all manner of claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against Raytheon as a result of my employment and the termination thereof, and do hereby covenant not to file or commence a lawsuit or administrative proceeding against Raytheon to assert any such claims. I understand that this General Release encompasses all claims arising under federal, state or local law, including but not limited to claims under the Age Discrimination in Employment Act ("ADEA") or claims arising under any theory of wrongful discharge. This General Release is binding upon my successors, heirs, executors and administrators but does not waive any rights or claims which relate to events occurring after the date this General Release is executed.

        I understand and agree that, under the Older Workers Benefit Protection Act of 1990 ("Act"), this waiver of rights under ADEA must be knowing and voluntary and that, by execution of this General Release, I acknowledge that the following requirements of the Act to insure that such a waiver is knowing and voluntary have been met:

        (a) The waiver is part of an agreement between me and Raytheon, and I understand the impact of this waiver;

        (b) The waiver specifically refers to rights or claims arising under ADEA;

        (c) I am not waiving rights or claims that may arise after the date the waiver is executed;

        (d) My waiver of rights or claims is in exchange for consideration in addition to anything of value to which I am already entitled;

        (e) I have been advised to consult with an attorney prior to executing this General Release;

        (f) I understand that I am to be given a period of twenty-one days within which to consider the General Release; and

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        (g)     If this General Release is executed, I understand that I may revoke the General Release during the seven-day period following its execution and that the General Release shall not become effective or enforceable until the revocation period has expired.

        I have read carefully and fully understand all the provisions of this General Release, including my rights under the Act. I acknowledge that this General Release sets forth the entire agreement between me and Raytheon with respect to additional consideration being provided to me and that I have not relied upon any representation or statement, written or oral, not set forth in this document.

                                              /s/ Neal E. Minahan
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                                                      Neal E. Minahan

Date:
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